Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated December 12, 2012 with respect to the consolidated financial statements and schedule of Sonic Foundry, Inc. which report expressed an unqualified opinion included in the Annual Report on Form 10-K for the year ended September 30, 2012 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Madison, Wisconsin

December 14, 2012